EXHIBIT 10.1

Centor Incorporated
Employment Agreement

THIS AGREEMENT (the "Agreement" made and entered into this 1st day of June 1, 2013, by and between Centor Incorporated (hereinafter referred to as "CNTO" or "Company") and Frederick DaSilva (hereinafter referred to as the "Employee").

WITNESSETH:

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. ENGAGEMENT

Center Inc hereby engages Fred DaSilva as an officer and director based upon the terms and conditions hereinafter set forth.

2. TERM

The term of this Agreement shall be for 12 months from the date first written above. In the event that CNTO terminates this agreement, Employee shall be compensated the total dollar value agreed upon. The Employee holds the right to terminate the contract at any time without obligation from CNTO and forfeiture of any remaining compensation.

3. COMPENSATION

CNTO shall compensate the Employee Six Thousand Dollars ($6,000.00) per month for the services all of which is to be paid in full at the conclusion of each month, at which time said compensation is deemed fully earned.

4. DUTIES AND OBLIGATIONS OF EMPLOYEE

Employee shall have the following duties and obligations under this Agreement responsibilities as an officer and director, managing day to day operations, regulatory filings, share holder inquiries and any other duties as required of the corporation.

The Employee shall devote to the Company such reasonable time as shall be needed to render such services.

5. COMPANY'S REPRESENTATION AND WARRANTIES

The execution and delivery by the Company of this Agreement have been duly and validly authorized by all requisite action by the company. No license, consent or approval of any person is required for the Company's execution and delivery of this Agreement.

6. NOTICES

All notices or other communications required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at this addresses indicated hereunder. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

7. NON-DISCLOSURE AND TRADE SECRETS

Company Information

During the term of this Agreement and in the course of Employee's performance hereunder, Employee may receive and otherwise be exposed to confidential and proprietary information relating to the Company's business practices, strategies and technologies. Such proprietary and confidential information may include but is not limited to: confidential and proprietary information supplied to Employee with the legend "Company Confidential and Proprietary'' or equivalent; the Company's marketing and customer support strategies; the Company's financial information, including sales, costs, profits and pricing methods; the Company's internal organization, Employee lists, development efforts, manufacturing processes, hardware/software design and maintenance tolls, product know-how and show-now, and all derivatives, improvements, and enhancements to any of the above which are created or developed by Employee under this Agreement and information of third parties as to which the Company has an obligation of confidentiality (collectively referred to as "Confidential Information").

Use of Confidential Information and Return of Company Documents

Employee acknowledges the confidential and secret character of the Confidential Information and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of the Company, Accordingly, Employee agrees not to reproduce any of the Confidential Information without the Company's prior consent, not to use the Confidential Information except in the performance of this Agreement, and not to divulge all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement Upon termination of this Agreement for any reason including expiration of term, Employee agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Confidential Information, whether in Employee's possession or under Employee's direct or indirect control.

Labeling of Confidential Information

The Company shall exercise reasonable care either too prominently and legibly mark all corporeal forms of Confidential Information supplied to Employee with the legend "the Company Confidential and Proprietary" or equivalent or to provide Employee with written notice of the confidential nature of such information,

Exporting Data

Notwithstanding any of the other provisions of this Agreement, Employee agrees not to export, directly or indirectly, any U, S. source technical data acquired from the Company or any products utilizing such data to any countries outside the United States which exports may be in violation of the United States Export Laws or Regulations. Nothing in this section releases Employee from any obligation stated elsewhere in this Agreement not to discuss such data

This NON-DISCLOSURE AND TRADE SECRETS section shall survive the termination of this Agreement for any reason, including expiration of term.

8. Ownership of Work

Technology

Employee shall specifically describe and identify in an exhibit to this Agreement all technology (1) which Employee intends to pursue in performing under this Agreement, (2) which is either owned solely by Employee or licensed to Employee with a right to sub license; and (3) which 1s in existence prior to the effective date of this Agreement ("Employee's Background Technology")

Invention Agreement

Employee agrees that any and all ideas, improvements and inventions conceived, created or first reduced to practice in the performance of work under this Agreement, shall be the sole and exclusive property of the Company.

Employee further agrees that except for the Employee's rights in Employee's Background Technology, the Company is, and shall be vested with all rights, title and interests including patent, copyright, trade secret, and trademark rights in Employees work product under this Agreement. Employee agrees to grant and hereby grants to the Company a non-exclusive royalty fee and worldwide right to use and sub-license the use of Employee's Background Technology for the purpose of developing and marketing the Company products, but not for the purpose of marketing Employee's Background Technology separate from the Company products.

Employee shall execute all papers, Including patent applications, invention assignments and copyright assignments and otherwise shall assist the Company at the Employee's expense and as reasonably shall be required to perfect in the Company the rights, title, and other interests in Employee's work product expressly granted to the Company under this Agreement

The OWNERSHIP OF WORK PRODUCT section shall survive the termination of this Agreement for any reason including expiration of term.

Invention Assignment and Title

Employee warrants that it has good and marketable title to all background inventions, Confidential information, material or work products made, created, written, invented or provided by Employee pursuant to the provisions of this Agreement ("Product"). Employee further warrants that the any work product pursuant to work performed for Company shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in and to the Product arising out of any trade secret, copyright, or patent. Employee shall indemnify, defend and hold harmless the Company and its customers from any and all liability, loss, costs, damage, judgment or out of any such claims by any third parties, and/or which are based upon, or are the result of any breach of the warranties contained in this Section ("INDEMNIFICATION RELEASE"), In the event of a breach, Employee shall, at no additional cost to the Company, replace or modify the Product with a functionally equivalent and conforming Product, obtain for the Company the right to continue using the Product and in all other respects use its best effort to remedy the breach. Employee shall have no liability under this Section ("INDEMNIFICATION RELEASE"} for any Product created in accordance with detailed and specific design instructions created by the Company.

Termination

Either the Company or Employee may terminate this Agreement in the event of a material breach of the contract, which is not cured within thirty (30) days of written notice to the other of such breach. Material breaches include but are not limited to the filing of a bankruptcy petition or other similar arrangements due to insolvency, the assignment of Employee obligations to perform to third parties, or Employee acceptance of employment or consulting arrangements with third parties, which are or may be detrimental to the Company's business interests.

The Company may terminate this Agreement for its sole convenience by giving a 30-day advance notice in writing to the Employee. In such event Employee shall cease work immediately after receiving notice from the Company, unless otherwise advised by the Company and shall notify the Company of costs incurred up to the termination date.

Governing Laws

Employee warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations. Should either party seek to enforce or interpret the terms of this agreement, exclusive venue shall lie in the state and federal courts governing Orange County, Florida.

Independent Employee

Employee is an Employee of the Company, and is only authorized to act on behalf of the Company in its duties stipulated in this contract

9. MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and the balance of this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

This Agreement may be executed in counterparts and by fax transmission, each counterpart being deemed an original.

CONFIRMED AND AGREED ON THIS 1st DAY OF JUNE, 2013.

/s/ Fred Dasilva	/s/ Bradley Wilson
Fred Dasilva	Bradley Wilson, Director
Employee	Centor, Inc.